EXHIBIT 10.76

February 23, 2005

Mr. James R. Mellor
Chairman of the Board and Chief Executive Officer
USEC Inc.
6903 Rockledge Drive
Bethesda, MD 20817

Dear Jim:

The Board of Directors is pleased by your acceptance of the Chairman and Chief Executive Officer position effective December 14, 2004. The purpose of this letter is to detail your compensation arrangements.

Before turning to compensation, we want to express our sincere appreciation for your agreeing to lead USEC in this transition period and to lead the search for the new CEO. At the end of this period, which you and we expect to be no later than December 31, 2005, we look forward to your return to your prior role as the Non-Executive Chairman of the Board.

Following are the details on your employment as Chairman and Chief Executive Officer:

• Salary: You will be paid $100,000 per month, pro-rated for a partial month, payable through the Company’s bi-weekly payroll system.

• Restricted Stock: The Board has approved a restricted stock grant of 80,000 shares. These shares will be granted to you on the date this Agreement is executed. The shares will be restricted to the earlier of five years from the date of grant or your retirement from the USEC Board of Directors.

• Employee Benefits: You have the right to participate in the standard employee benefits program of USEC Inc.

• You will be provided with reasonable and appropriate temporary housing until the transition to the new CEO has been completed. The cost of this housing will be borne by USEC.

• USEC will develop and implement a deferred compensation agreement acceptable to you for the purpose of allowing you to defer compensation in the form of restricted stock.

• Board of Director Compensation: During your service as Chairman and Chief Executive Officer you will not receive Board member compensation. The fees for the December 14, 2004 and December 18, 2004 Board meetings and the pro rata portion of the annual retainer, annual stock grant, annual option grant and incentive stock award received on April 29, 2004 and applicable to the period of your service as Chairman and Chief Executive Officer need not be repaid. Upon resumption of your role as the Non- Executive Chairman of the Board, we will take into account the payments above and adjust the resumption of your compensation as a Board member accordingly.

• Consulting Agreement: Your consulting agreement with the Company will be terminated effective December 14, 2004. Any payments for consulting for the period of time subsequent to December 14, 2004 will be offset against your salary. Following your return to the Non-Executive Chairman position, you and the Company may enter into a new consulting agreement.

Administrative aspects of your employment include:

• You will be Chairman and Chief Executive Officer until the election of a new CEO. It is anticipated that there will be a 2 month transition period following the election of a new CEO, during which time you will serve as Executive Chairman and continue to be compensated under this Agreement.

• For your service as Chairman and Chief Executive Officer and then as Executive Chairman you will receive no less than six months of salary and employee benefits.

• Your employment as Chairman and Chief Executive Officer or Executive Chairman will end no later than December 31, 2005.

• Should you elect to end your service as Chairman and Chief Executive Officer or as Executive Chairman of the Board, you will provide the Board with 30 days written notice.

Jim, the Board has full confidence in your leadership and is grateful that you are willing to provide leadership during an important time.

Please contact me if you have any questions regarding this letter. If you are in agreement with the terms of employment set forth above, please so indicate by signing below.

Yours sincerely,

/s/ John R. Hall

John R. Hall

Chairman, Compensation Committee USEC Board of Directors

I am in agreement with the terms of employment set forth above.

/s/ James R. Mellor
James R. Mellor
Chairman and Chief Executive Officer